Exhibit 99.1
NEWS RELEASE


CONTACT:
Bob Aronson
Director of Investor Relations
800-579-2302
(investorrelations@stagestoresinc.com)


FOR IMMEDIATE RELEASE

STAGE STORES ANNOUNCES FILING
OF SECOND AMENDED PLAN OF
REORGANIZATION AND
DISCLOSURE STATEMENT IN
SUPPORT OF SECOND AMENDED
PLAN OF REORGANIZATION

HOUSTON, TX, May 23, 2001- - Stage Stores, Inc.
and its wholly-owned subsidiaries, Specialty Retailers, Inc. and Specialty Retailers Inc. NV, today announced that their Second Amended Plan of Reorganization (the "Second
Amended Plan") and Disclosure Statement in Support of
Second Amended Plan of Reorganization (the "Disclosure Statement") was filed on May 21, 2001 with the U.S. Bankruptcy Court for the Southern District of Texas,
Houston Division. The companies expect that the Bankruptcy Court will rule on the approval of the Disclosure Statement next week. If approval is received from the Bankruptcy Court, the companies will commence with the solicitation of votes from creditors for approval of the Second Amended Plan, and hope to conduct a hearing on confirmation of the Second Amended Plan on July 10, 2001.

Under the terms of the proposed Second Amended
Plan, the type and amount of distributions that each creditor receives will depend upon the class in which the claim is placed. The proposed Second Amended Plan generally provides for issuance of a new class of common stock in a reorganized company and cash payments, totaling approximately $18 million, in full settlement of pre-petition claims. The proposed Second Amended Plan, as filed, does not provide for any distribution to the holders of the Company's Common Stock or to the holders of the Company's Class B Common Stock. Further, the proposed
Second Amended Plan calls for the cancellation of the currently outstanding Common Stock and Class B Common
Stock upon confirmation of the Second Amended Plan.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates stores under the Stage, Bealls and Palais Royal names.

Any statements in this release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

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